Exhibit 99.1

Investor Contact:	Media Contact:

Mark Maico	Kevin Wiggins
ir@bausckhealth.com	coporate.communications@bauschhealth.com
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Bausch Health’s Bausch + Lomb to Acquire Novartis’ XIIDRA®

LAVAL, Quebec, June 30, 2023 – Bausch + Lomb Corporation (NYSE/TSX: BLCO), a subsidiary of Bausch Health Companies Inc. (NYSE/TSX: BHC), announced that it has entered into a definitive agreement with Novartis to acquire XIIDRA® (lifitegrast ophthalmic solution) 5%, a non-steroid eye drop specifically approved to treat the signs and symptoms of dry eye disease (DED) focusing on inflammation associated with dry eye.

Under the terms of the agreement, Bausch + Lomb, through an affiliate, has agreed to acquire XIIDRA, libvatrep and AcuStream from Novartis for up to $2.5 billion, including an upfront payment of $1.75 billion in cash with potential milestone obligations up to $750 million based on sales thresholds and pipeline commercialization. Bausch + Lomb will also bring on the sales force supporting XIIDRA. Bausch + Lomb has obtained fully committed financing from J.P. Morgan for the transaction and intends to finance the $1.75 billion upfront cash purchase price with new debt prior to closing. The transaction is expected to close by the end of 2023 and be immediately accretive to Bausch + Lomb. The transaction was approved by the Board of Directors at each of the respective companies and is subject to receipt of regulatory approval and other customary closing conditions.

About Bausch Health

Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements

This news release may contain forward-looking statements about the future performance of Bausch Health, which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “subject to” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health’s overall business, including those more fully described in Bausch Health’s most recent annual report on Form 10-K and detailed from time to time in Bausch Health’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. In addition, such risks and uncertainties include, but are not limited to, the following: uncertainties relating to the timing of the consummation of the proposed transaction with Novartis (the “Transaction”); the possibility that any or all of the conditions to the consummation of the Transaction may not be satisfied or waived, including failure to receive required regulatory approvals; the effect of the announcement or pendency of the Transaction on Bausch + Lomb’s ability to maintain relationships with customers, suppliers, and other business partners; the impact of the Transaction if consummated on Bausch + Lomb’s business, financial position and results of operations, including with respect to expectations regarding margin expansion, accretion and deleveraging; and risks relating to potential diversion of management attention away from Bausch + Lomb’s ongoing business operations.

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